Exhibit (h)(3)

ADDENDUM TO THE

SUB-ADMINISTRATION AGREEMENT

This Addendum (the "Addendum") to the Sub-Administration Agreement dated July 1, 2005, as amended (the "Agreement") is entered into by and between U.S. Bancorp Asset Management, Inc. ("USBAM") and U.S. Bancorp Fund Services, LLC, d/b/a U.S. Bank Global Fund Services ("Sub- Administrator").

WHEREAS, the Sub-Administrator and USBAM desire to modify the Agreement to add an additional optional service and the fees associated therewith; and

WHEREAS, all defined terms used but not otherwise defined herein shall have the meanings assigned to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.	The Sub-Administrator shall provide the following services to USBAM with respect to those funds listed in the Agreement (each a "Fund") (the "Rule 2a-5 Supplemental Services"):

A.	Price Comparison Report
i.	The Price Comparison Report is a monthly report showing prices from an alternative source chosen by the Sub-Administrator for certain instruments held by a Fund

B.	Back-testing and Calibration Report
i.	The Back-testing and Calibration Report shows (a) the actual buy price for certain instruments held by a Fund compared to the next price used for such instrument in the Fund's NAV and (b) the actual sale price of certain instruments held by a Fund compared to the prior price used for such instrument in the Fund's NAV.

C.	Adviser Valuation Oversight Report
i.	The Adviser Valuation Oversight Report is a graphic overview of the Fund's assets, the pricing sources used by the Fund, the types of prices used, and the preliminary fair value leveling.

2.	USBAM shall pay the Sub-Administrator fees for the Rule 2a-5 Supplemental Services for each Fund receiving such services based upon the number of level 2 instruments (as defined by the Fund's Topic 820 Report) held by each such Fund as a percentage of that Fund's total positions in accordance with the following table:

Percentage of individual level 2 instruments held by a Fund	Monthly Fee for Such Fund
5% or less	$100
More than 5% but less than 25%	$200
25% or more	$300

3.	The availability of the Rule 2a-5 Supplemental Services and the associated fees are subject to the Sub-Administrator's ability to obtain comparison prices from its chosen comparison third-party pricing sources at reasonable cost. The reports provided as part of the Rule 2a-5 Supplemental Services may, in the Sub-Administrator's sole discretion, exclude information for instruments for which an alternative comparison price is unavailable or difficult or costly to obtain. In addition, the reports provided may cease to include instruments that were previously included if alternative prices are no longer available from third-party sources or if the fees for such alternative prices rise.

4.	The alternative pricing information provided in the Rule 2a-5 Supplemental Services is intended for comparison purposes only. USBAM IS RESPONSIBLE FOR SELECTING THE PRICING SOURCES USED FOR EACH INSTRUMENT HELD BY EACH FUND FOR CALCULATING THE FUND'S NET ASSET VALUE, FOR DETERMINING THE APPROPRIATE PRICING METHODOLOGIES USED BY EACH FUND, AND FOR DETERMINING THAT THE PRICES USED FOR EACH INSTRUMENT ARE APPROPRIATE. The Sub-Administrator shall not have any obligation to verify the accuracy or appropriateness of any prices, evaluations, market quotations, or other data or pricing related inputs received from the Trust, the Fund, any of their affiliates, or any third-party source. Notwithstanding anything else in this Addendum or the Agreement to the contrary, the Sub-Administrator and its affiliates shall not be responsible or liable for any mistakes, errors, or mispricing, or any losses related thereto, resulting from any inaccurate, inappropriate, or fraudulent prices, evaluations, market quotations, or other data or pricing related inputs received from USBAM, the Fund, any of their affiliates, or any third-party source.

5.	The Sub-Administrator shall only include pricing comparison information in the Rule 2a-5 Supplemental Services from third-party sources. The Sub-Administrator shall not be responsible for (i) providing any discretionary or subjective valuation of any instrument, (ii) providing any pricing information not available from a third-party source, (iii) providing any recommendation or opinion on whether a primary price or a comparison price is appropriate, or (iv) determining the appropriate pricing source for any instrument.

6.	USBAM acknowledges that it is responsible for determining the suitability and applicability of the information obtained through the Rule 2a-5 Supplemental Services. THE SUB-ADMINISTRATOR MAKES NO WARRANTIES OR REPRESENTATIONS, EXPRESSED OR IMPLIED, WITH RESPECT TO THE SUITABILITY AND ACCURACY OF INFORMATION PROVIDED IN THE RULE 2a-5 SUPPLEMENTAL SERVICES.

7.	This Addendum may be terminated by either party, in whole or with respect to one or more Funds, subject to the termination provisions of the Agreement.

8.	The Agreement, except as modified by this Addendum, shall remain in full force and effect in accordance with its terms.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Addendum to the Fund Accounting Servicing Agreement as of the date last written below by the undersigned duly authorized representatives.

U.S. BANCORP ASSET MANAGEMENT, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/ Jill M. Stevenson	By:	/s/ Jason Hadler

Name:	Jill M. Stevenson	Name:	: Jason Hadler

Title:	Head of Operations	Title:	Senior Vice President

Date:	August 2, 2023	Date:	July 31, 2023